Exhibit 10.25

Execution Copy

STOCKHOLDERS AGREEMENT

of

JOSTENS HOLDING CORP.

dated as of October 4, 2004

-i-

Schedules
Schedule I — Business Lines
Exhibits
Exhibit A — Assignment and Assumption Agreement

-ii-

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered as of October 4, 2004, among JOSTENS HOLDING CORP., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereof (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, pursuant to the Contribution Agreement, dated as of July 21, 2004 (the “Contribution Agreement”), between the Company and Fusion Acquisition LLC, a Delaware limited liability company (the “KKR Investor”), the KKR Investor has received in exchange for the contribution of the capital stock of AHC I Acquisition Corporation and Von Hoffmann Holdings Inc. (i) 2,664,356 shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), representing, as of the date hereof, 44.85% of the issued and outstanding shares of the Company’s Common Stock (as defined below) and (ii) one share of the Company’s Class C Common Stock, par value $0.01 per share (the “Class C Common Stock” and together with the Class A Common Stock, the “Common Stock”) initially representing 4.8% of the voting power of the Company;

WHEREAS, as of the date hereof, DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P. (collectively, the “DLJMB Funds”) beneficially own 2,664,357 shares of the Class A Common Stock, representing, as of the date hereof, 44.85% of the issued and outstanding shares of the Company’s Common Stock;

WHEREAS, as of the date hereof, NIB Capital Private Equity Co-Investments 2000 C.V., NIB Capital Private Equity Later Stage Co-Investments Custodian II B.V., Ontario Municipal Employees Retirement Board, New York Life Capital Partners, L.P., The Northwestern Mutual Life Insurance Company, C-Squared CDO Ltd., CCC/Omni Investment Partners, L.P. (each a “Syndicate Stockholder” and together the “Syndicate Stockholders”), each of whom is a party to that certain Stock Purchase and Stockholders Agreement among the Company, Jostens Intermediate Holdings Corp., the DLJMB Funds and the syndicate stockholders parties thereto, dated as of September 3, 2003 (the “Syndicate Agreement”), and those individuals (the “Management Stockholders”) that are a party to that certain Stockholders Agreement among the Company, the DLJMB Funds and the management stockholders parties thereto, dated as of July 29, 2003 (the “Management Agreement” and, together with the Syndicate Agreement, the “Other Stockholder Agreements”), collectively beneficially own 564,986 shares of the Class A Common Stock, representing, as of the date hereof, 9.5% of the issued and outstanding shares of the Company’s Common Stock;

WHEREAS, as of the date hereof, Marc Reisch beneficially owns 46,824 shares of the Class A Common Stock, representing as of the date hereof, 0.8% of the issued and outstanding shares of the Company’s Common Stock; and

WHEREAS, the KKR Investor, the DLJMB Funds (each an “Institutional Stockholder” and together the “Institutional Stockholders”) desire to promote the interests of the Company and the mutual interests of the Stockholders by establishing herein certain terms and conditions upon which the shares of Common Stock will be held, including provisions restricting the transfer of Common Stock, and providing for certain other matters.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Company and the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Acceptance Notice” has the meaning assigned to such term in Section 3.3(b).

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding equity securities of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).

“Agreement” has the meaning assigned to such term in the recitals.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or other voting securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Business Line” means each of the Company’s business lines set forth on Schedule I.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter, the terms of this Agreement and applicable law.

“CEO Designee” has the meaning assigned to such term in Section 2.1(a).

“Change of Control” means (i) the sale of all or substantially all of the assets of the Company to an Unaffiliated Person; (ii) a sale resulting in more than 50% of the voting securities of the Company being held by an Unaffiliated Person; (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of the Institutional Stockholders to designate or elect a majority of the Board (or the board of directors (or similar body) of the resulting entity or its parent company).  For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) any of the Institutional Stockholders, (y) an Affiliate of any of the Institutional Stockholders, or (z) an entity in which any of the Institutional Stockholders, or any member of the respective Institutional Stockholders holds, directly or indirectly, a majority of the voting interests in such entity.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement and applicable law.

“Class A Common Stock” has the meaning set forth in the recitals.

“Class C Common Stock” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in the Contribution Agreement.

“Closing Date” has the meaning set forth in the Contribution Agreement.

“Common Stock” has the meaning assigned to such term in the recitals.

“Company” has the meaning assigned to such term in the recitals.

“Company Opportunity” has the meaning assigned to such term in Section 2.7.

“Competitive Board Members” has the meaning assigned to such term in Section 2.7.

“Competing Bidder” has the meaning assigned to such term in Section 2.7.

“Contribution Agreement” has the meaning assigned to such term in the recitals.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Co-Sale Participant” has the meaning assigned to such term in Section 3.4(a).

“Director” means any member of the Board.

“DLJMB” has the meaning assigned to such term in Section 5.18(a).

“DLJMB Funds” has the meaning assigned to such term in the recitals.

+“DLJMB Funds Designees” has the meaning assigned to such term in Section 2.1(a)(ii).

“Drag Along Notice” has the meaning assigned to such term in Section 3.5(d).

“Drag Transaction” has the meaning assigned to such term in Section 3.5(a).

“Dragged Stockholder” has the meaning assigned to such term in Section 3.5(a).

“Equity Purchase Right” has the meaning assigned to such term in Section 4.1(b).

“Equity Purchase Shares” has the meaning assigned to such term in Section 4.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Transaction” means any acquisition or disposition (whether through merger, consolidation or otherwise) (i) which has a purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) of less than five percent (5%) of the total consolidated assets of the Company and its Subsidiaries as of the date of the execution of the definitive agreement relating thereto (based on the total consolidated assets shown in the most recent annual audited or quarterly unaudited consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP) and (ii) which, together with all other Exempt Transactions after the Closing Date, has an aggregate purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value), of less than twenty percent (20%) of the total consolidated assets of the Company and its Subsidiaries as of the date of the execution of the definitive agreement relating thereto (based on the total consolidated assets shown in the most recent annual audited or quarterly unaudited consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP); provided that no transaction described herein with any Affiliate of any Stockholder shall constitute an Exempt Transaction.

“Exercising Stockholder” has the meaning assigned to such term in Section 4.1(e).

“Fair Market Value” means with respect to Common Stock (i) from and after the consummation of an IPO, the average of the closing sale prices of shares on the stock exchange or national market on which the shares are principally trading for a period of 30 trading days ending on the date in question, or (ii) prior to the consummation of an IPO, the fair market value of the shares as determined in good faith by the Board on the date in question; and with respect to any other non-cash consideration, the fair market value of such non-cash consideration as determined in good faith  by the Board on the date in question.

“First Offer” has the meaning assigned to such term in Section 3.3(b).

“First Offer Price” has the meaning assigned to such term in Section 3.3(a).

“Fully-Diluted Basis” means the number of shares of Common Stock, without duplication, which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of shares of Common Stock issuable pursuant to any securities, warrants, rights or options then outstanding, convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both) shares of Common Stock.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Initial Equity Purchase Right” has the meaning assigned to such term in Section 4.1(a).

“Institutional Stockholders” has the meaning assigned to such term in the recitals.

“Institutional Stockholder Designees” has the meaning assigned to such term in Section 2.1(a).

“IPO” means an offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.

“Issuance Notice” has the meaning assigned to such term in Section 4.1(c).

“KKR Investor” has the meaning assigned to such term in the recitals.

“KKR Investor Designees” means any Director designated by the KKR Investor pursuant to Section 2.1(a) of this Agreement.

“Lead Institutional Stockholder” has the meaning assigned to such term in Section 3.5(a).

“Losses” has the meaning assigned to such term in Section 5.1(a).

“Management Agreement” has the meaning assigned to such term in the recitals.

“Management Stockholders” has the meaning assigned to such term in the recitals.

“New Securities” means shares of Common Stock or any securities, warrants, rights or options convertible into or exchangeable or exercisable for shares of Common Stock, other than (i) securities offered and sold in an IPO, (ii) securities issued for the acquisition of another Person by merger, purchase of all or substantially all of the assets of another Person or other reorganization resulting in the ownership by the Company, directly or indirectly, of not less than 51% of the voting power of such Person, (iii) securities issued pursuant to the Company’s current or future stock option plans or employee stock purchase or similar plans approved by the Board, (iv) shares of Common Stock or such other securities issued to vendors, strategic partners or lenders pursuant to any bank financing arrangement approved by the Board (including any securities issued upon exercise of such securities), (v) securities issued as a result of any stock split, stock dividend or reclassification of shares of Common Stock, distributable on a pro rata basis to all holders of shares of Common Stock, or (vi) securities issued upon exercise or conversion of any securities.

“Non-Purchasing Stockholder” has the meaning assigned to such term in Section 4.1(e).

“Observer” has the meaning assigned to such term in Section 2.1(j).

“Offer Notice” has the meaning assigned to such term in Section 3.3(a).

“Offered Securities” has the meaning assigned to such term in Section 3.3(a).

“Offering Holder” has the meaning assigned to such term in Section 3.3(a).

“Original Shares” shall mean, when used in reference to any one or more Stockholders, the shares of Common Stock held by such Stockholder upon the Closing, or any shares or other securities which such shares of common stock may have been converted into or exchanged for in connection with any exchange, reclassification, dividend, distribution, stock split, combination, subdivision, merger, spin-off, recapitalization, reorganization or similar transaction.

“Other Stockholders Agreements” has the meaning assigned to such term in the recitals.

“Permitted Transferee” shall mean (i) the owners of such Stockholder’s equity interests receiving capital stock of the Company in connection with the liquidation of, or a distribution with respect to an equity interest in, such Stockholder; or (ii) an Affiliate (other than any “portfolio company” described below) of a Stockholder; provided, however, that in both cases such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, however, that in no event shall (A) the Company or any of its Subsidiaries, (B) any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder or (C) any Company Competitor (whether or not an Affiliate of the Transferring Stockholder) constitute a “Permitted Transferee”.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Pro Rata Portion” means:

(i)            for the purposes of Article IV, with respect to any Stockholder, on any issuance date for New Securities, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (A) the number of shares of Common Stock beneficially owned by such Stockholder and its Affiliates immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance on a Fully-Diluted Basis; provided that, with respect to the DLJMB Funds, the number of shares of Common Stock beneficially owned immediately prior to such issuance by such Stockholder shall include the total number of shares of Common Stock then owned by the Syndicate Stockholders and the Management Stockholders;

(ii)           for the purposes of Section 3.3, with respect to any ROFO Recipient, with respect to any proposed Transfer of Offered Securities, on the applicable Transfer Date, the number or amount of Offered Securities equal to the product of (i) the total number or amount of Offered Securities to be offered to the ROFO Recipients and (ii) the fraction determined by dividing (A) the number of shares of Common Stock beneficially owned by such ROFO Recipient and its Affiliates as of such date by (B) the total number of shares of Common Stock beneficially owned by all of the ROFO Recipients and their Affiliates as of such date; and

(iii)          for the purposes of Section 3.4, with respect to any Co-Sale Participant, with respect to any proposed Transfer of Transferred Securities, on the applicable Transfer Date, the number or amount of Transferred Securities equal to the product of (i) the total number or amount of Transferred Securities to be Transferred to the proposed Transferee and (ii) the fraction determined by dividing (A) the number of shares of Common Stock beneficially owned by such Co-Sale Participant and its Affiliates as of such date by (B) the total number of shares of Common Stock beneficially owned by all of the Stockholders and their Affiliates as of such date.

“Pro Rata Repurchase” has the meaning assigned to such term in Section 2.3(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Company and each of the Institutional Stockholders.

“Required Holders” has the meaning assigned to such term in Section 2.3.

“Reserved Employee Shares” shall mean additional options to purchase shares of Common Stock (and shares of Common Stock issuable upon the exercise thereof) to employees, officers, directors or consultants of the Company or its Subsidiaries pursuant to any stock option, employee stock purchase or similar equity-based plans approved by the Board (as appropriately adjusted for any subsequent exchange, reclassification, dividend, distribution, stock split, combination, subdivision, merger, spin-off, recapitalization, reorganization or similar transaction), including the 2004 Stock Option Plan for Key Employees of the Company and its Subsidiaries.

“ROFO Recipients” has the meaning assigned to such term in Section 3.3(a).

“Section 3.3 Non-Electing Shares” has the meaning assigned to such term in Section 3.3(c).

“Section 3.4 Non-Electing Shares” has the meaning assigned to such term in Section 3.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder” has the meaning assigned to such term in the recitals.

“Stockholder Indemnitee” has the meaning assigned to such term in Section 5.1(a).

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors (or persons performing similar functions) thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Syndicate Agreement” has the meaning assigned to such term in the recitals.

“Syndicate Stockholders” has the meaning assigned to such term in the recitals.

“Syndicate Stockholders Agreements” has the meaning assigned to such term in the recitals.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Common Stock beneficially owned by a Person or any interest in any shares of Common Stock beneficially owned by a Person.

“Transferee” means any Person to whom any Stockholder or any Transferee thereof Transfers shares of Common Stock of the Company in accordance with the terms hereof.

“Transfer Notice” has the meaning assigned to such term in Section 3.4(a).

“Transferred Securities” has the meaning assigned to such term in Section 3.4(a).

“Transferring Stockholder” has the meaning assigned to such term in Section 3.4(a).

“Voting Common Stock” means, collectively, the Class A Common Stock and the Class C Common Stock.

SECTION 1.2. Other Definitional Provisions.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board Representation.  (a)   Subject to Sections 2.6 and 5.6(c), effective as of the Closing, the Board shall be comprised of nine (9) Directors of whom:

(i)            four (4) shall be designees of the KKR Investor (such persons, the “KKR Investor Designees”);

(ii)           four (4) shall be designees of the DLJMB Funds (such persons, the “DLJMB Funds Designees”, and together with the KKR Investor Designees, the “Institutional Stockholder Designees);

(iii)          one (1) designee shall be the Chief Executive Officer of the Company in office from time to time (the “CEO Designee”), who shall initially be Marc Reisch;

provided that each time an Institutional Stockholder together with its Affiliates acquires shares of Common Stock (either in one or multiple acquisitions or Transfers) that in the aggregate result in the Institutional Stockholder owning shares of Common Stock representing an additional 12.5% of the issued and outstanding shares of Common Stock, such Institutional Stockholder shall have the right to designate an additional Director and the number of Directors shall be increased by one.  Prior to the completion of an IPO, Marc Reisch shall be the Chairman of the Board throughout his tenure as Chief Executive Officer of the Company; provided that the Bylaws shall at all times during Marc Reisch’s tenure as Chief Executive Officer and Chairman provide that each and any Director shall have the authority to call a special meeting of each of the Board and the Stockholders.

(b)  The Company and the Institutional Stockholders shall take such action as may be required under applicable law to cause the Board to consist of the number of Directors specified in clause (a).

(c)  The Company agrees to include in the slate of nominees recommended by the Board the Institutional Stockholder Designees and the CEO Designee and to use its commercially reasonable efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

(d)  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i) or (ii) of Section 2.1(a), the remaining Directors and the Company shall cause the vacancy created thereby to be filled by a new designee of the Institutional Stockholder who designated such Director as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(e)  Each of the Institutional Stockholders agrees to vote, or act by written consent with respect to, any shares of Voting Common Stock beneficially owned by it, at each annual or special meeting of stockholders of the Company at which Directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, to cause the Institutional Stockholder Designees and the CEO Designee to be elected to the Board.  Each of the Institutional Stockholders agrees to use its commercially reasonable efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors.  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i), (ii) or (iii) of Section 2.1(a) and the remaining Directors pursuant to Section 2.1(d) have caused the vacancy created thereby to be filled by a new designee of the applicable Institutional Stockholder, then in such case the other Institutional Stockholder hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.  Upon the written request of any Institutional Stockholder, the other Institutional Stockholder shall vote, or act by written consent with respect to, all shares of Voting Common Stock beneficially owned by him or it and otherwise take or cause to be taken all actions necessary to remove any Director designated by such Institutional Stockholder and to elect any replacement Director designated as provided in this Section 2.1(e).  Unless any Institutional Stockholder shall otherwise request in writing, no other Institutional Stockholder shall take any action to cause the removal of any Directors designated by such Institutional Stockholder.

(f)  In the event an Institutional Stockholder shall cease to have the right to designate a Director in accordance with Section 2.6, the designees of such Institutional Stockholder selected by such Institutional Stockholder shall resign and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy and no consent under Section 2.3(a) shall be required in connection with such decrease.

(g)  The Company shall reimburse each Institutional Stockholder Designee and the CEO Designee for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or the boards of directors of any Subsidiary of the Company or any committees thereof.

(h)  In the event that any Institutional Stockholder shall have a designee or Affiliate (Mr. Reisch shall not be deemed an Affiliate for this purpose) serving on the board of directors of any Subsidiary of the Company, the other Institutional Stockholder shall have the right to equal representation on such board of directors in proportion to such other Institutional Stockholder’s representation on the Board so long as the other Institutional Stockholder continues to have the right described in Section 2.1(a) to appoint designees to the Board.

(i)  The rights of an Institutional Stockholder pursuant to this Section 2.1 are personal to the Institutional Stockholder and shall not be exercised by any Transferee other than (i) any Permitted

Transferee or (ii) any Transferee receiving not less than two-thirds (2/3 or 66.67%) of such Institutional Stockholder’s Original Shares.

(j)  An Institutional Stockholder may transfer all but not less than all of its rights under this Section 2.1 to any Transferee receiving not less than two-thirds (2/3 or 66.67%) of the Institutional Stockholder’s Original Shares and upon transfer of such rights, such Transferee shall assume any and all rights of the Institutional Stockholder under this Section 2.1, thereby divesting the Transferring Institutional Stockholder of all such rights previously held.  Such Transferee shall also have the rights set forth in Section 2.3(d).  Any Transferee receiving shares from the Institutional Stockholder resulting in the Transferee owning at least 10% of the then issued and outstanding shares of Common Stock on a Fully-Diluted Basis (but less than two-thirds (2/3 or 66.67% of the Institutional Stockholder’s Original Shares) shall be entitled to appoint one representative (the “Observer”) to the Board for the sole purpose of attending regularly scheduled Board meetings.  The Observer shall (i) receive all notices and information that the Company distributes to the Board in connection with regularly scheduled meetings (but not special meetings) of the Board at the same time and manner as given to the members of the Board and (ii) have the right to attend and observe in a non-voting capacity all regularly scheduled meetings (but not special meetings) of the Board; provided, however, that the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if the Company believes on the advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege; and, provided further, that the Observer shall agree to maintain the confidentiality of all Company information and all proceedings of the Board to the same extent as he would be required to do if he were a director of the Company.  At any time the Transferee holds less than 5% of the issued and outstanding Common Stock of the Company on a Fully-Diluted Basis, the Transferee shall lose the foregoing rights.

SECTION 2.2. Committees.  (a)   So long as an Institutional Stockholder has the right to designate at least one (1) Director pursuant to Section 2.1, the Company shall cause each executive committee, compensation committee, audit committee, investment committee, nominating committee or other significant committee of the Board (including any committee performing the functions usually reserved for the committees described above) to include at least one (1) of each such Institutional Stockholder’s designees; provided that the composition of each such committee shall reflect the relative number of Institutional Stockholder Designees for each Institutional Stockholder.

(b)           For so long as each of the DLJMB Funds and the KKR Investor have the right to designate at least two (2) Directors pursuant to Section 2.1, there shall be an executive committee of the Board, which shall be composed of (i) the CEO Designee, (ii) one (1) KKR Designee and (iii) one (1) DLJMB Funds Designee and shall, by unanimous decision or by a vote of both the KKR Designee and the DLJMB Funds Designee, exercise all decision making authority on behalf of the Board other than those matters that are, under Delaware law, expressly reserved to the entire Board.  The Company shall not permit the executive committee of the Board (including any committee performing the functions usually reserved for such committee) to vote on or act by written consent with respect to any matter brought before it without bringing such matter to the full membership of the committee for consideration.

(c)           The Company shall cause (i) a DLJMB Funds Designee to serve as the initial Chairman of the compensation committee of the Board (including any committee performing the functions usually reserved for such committee), (ii) a KKR Investor Designee to serve as the initial Chairman of the audit committee of the Board (including any committee performing the functions usually reserved for such committee) and (ii) the Chairmanship of each of the audit and compensation committees of the Board to be rotated annually between a KKR Investor Designee and a DLJMB Funds Designee.

SECTION 2.3. Consent Rights.  (a)  Subject to Sections 2.3(c), 2.6 and 5.6(d), in addition to any vote or consent of the Board or the stockholders of the Company required by law or the Charter, and notwithstanding anything in this Agreement to the contrary, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the consent in writing of the KKR Investor and DLJMB, on behalf of the DLJMB Funds (the applicable consent being the consent of the “Required Holders”), which shall be necessary for authorizing, effecting or validating such transactions:

(i)            the selection, termination or removal of the Chief Executive Officer of the Company;

(ii)           the incurrence of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) other than the incurrence of trade payables arising in the ordinary course of operating the business;

(iii)          any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of any equity securities of the Company, other than (1) the issuance of Reserved Employee Shares, or (2) the issuance of any equity securities as consideration in, or in connection with, a transaction approved pursuant to Sections 2.3(a) (x) or (xi) or that does not require approval thereunder;

(iv)          any redemption, acquisition or other purchase of any equity securities (a “Repurchase”) other than pro rata from all Stockholders (a “Pro Rata Repurchase”);

(v)           any payment or declaration of any dividend or other distribution on any shares of Common Stock;

(vi)          the creation of any non-wholly owned subsidiaries, or any sale or Transfer of a Significant Subsidiary’s (as defined in the rules promulgated under the Exchange Act on the date hereof) securities to any Person other than the Company or a wholly owned Subsidiary of the Company (other than any pledge of such Subsidiary’s stock pursuant to a financing approved by the Board);

(vii)         the creation or material amendment of any stock option, employee stock purchase or similar equity-based plan for management or employees, or any increase in the number of Reserved Employee Shares other than to comply with applicable law;

(viii)        except as required by applicable law, any amendment, repeal or alteration of the Charter or the Bylaws, or the organizational documents of any Significant Subsidiary of the Company, whether by or in connection with a merger or consolidation or otherwise (other than in connection with a merger to or with the Company or a wholly owned Subsidiary);

(ix)           any increase or decrease in the size of the Board, committees of the Board, and boards and committees of Subsidiaries of the Company;

(x)            any (A) acquisition of the stock or assets of any Person, or the acquiring by any other manner of any business, properties, assets, or Persons, in one transaction or a series of related transactions, or (B) dispositions of assets of the Company other than in either case, (I) in the ordinary course of business, (II) by the Company or a wholly owned Subsidiary of the Company to or from a wholly owned Subsidiary of the Company or the Company or (III) an Exempt Transaction;

(xi)           any (A) merger or consolidation with or into any other Person, or any acquisition of another Person, whether in a single transaction or a series of related transactions, other than (I) between the Company and a wholly owned Subsidiary of the Company or between two wholly owned Subsidiaries of the Company and (II) any Exempt Transaction, (B) proposed transaction or series of related transactions involving a Change of Control of the Company or (C) proposed Transfer by a Stockholder except to a Permitted Transferee and as permitted by Section 3.2 hereof;

(xii)          any plan of liquidation, dissolution or wind-up of the Company;

(xiii)         any transaction with or involving any Affiliate of the Company or any Affiliate of any Stockholder of the Company that beneficially owns in excess of ten percent (10%) of the Voting Common Stock of the Company, other than (A) transactions contemplated by this Agreement, (B) transactions relating to the employment or compensation of executives (subject to any consent required by any other clause of this Section 2.3) and (C) any Transfer to a Permitted Transferee;

(xiv)        any Repurchase other than (A) a Pro Rata Repurchase or (B) a Repurchase from an employee in connection with such employee’s termination of employment with the Company or any Subsidiary;

(xv)         any settlement of any claims or litigation material to the Company and its Subsidiaries taken as a whole; or

(xvi)        any material change in the business strategy or operations of the Company and its Subsidiaries, taken as a whole.

(b)  In connection with any vote or action by written consent of the Stockholders of the Company relating to any matter requiring consent as specified in Section 2.3(a), each Stockholder agrees, with respect to any shares of Common Stock beneficially owned by such Stockholder with respect to which he or it has the power to vote, (i) to vote against (and not act by written consent to approve) such matter if such matter has not been consented to by the Required Holders in accordance with Section 2.3(a) and (ii) to take or cause to be taken, upon the written request of a Stockholder, all other reasonable actions, at the expense of the Company, required, to the extent permitted by law, to prevent the taking of any action by the Company with respect to a matter unless such matter has been consented to by the Required Holders in accordance with Section 2.3(a).

(c)  Notwithstanding Section 2.3(a), at such time as an Institutional Stockholder (together with its Affiliates) shall cease to own a number of shares of Common Stock equal to at least (i) twenty-five percent (25%) of the shares of Common Stock then issued and outstanding, such Institutional Stockholder shall cease to have any consent rights pursuant to Section 2.3(a) other than the rights described under clauses (xi), (xii) and (xiii) of such Section, and (ii) fifteen percent (15%) of the shares of Common Stock then issued and outstanding, such Institutional Stockholder shall cease to have the right to have any consent rights pursuant to Section 2.3(a).

(d)  Any Transferee who, under Section 2.1(j) receives the rights of the Institutional Stockholder under Section 2.1 of this Agreement, also receives any and all rights of consent under this Section 2.3, thereby divesting the Transferring Institutional Stockholder and any Permitted Transferee described in clause (ii) of the definition thereof of all such rights previously held.

SECTION 2.4. Available Financial Information.  (a)  The Company will deliver, or will cause to be delivered, the following to each Stockholder until such time as such Stockholder and its Affiliates shall cease to own any shares of Common Stock:

(i)            as soon as available after the end of each month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), together with a comparison of such statements to the corresponding periods of the prior fiscal year;

(ii)           a proposed (which may not be in final form) annual budget and a business plan and financial forecasts for the Company for the next fiscal year of the Company, no later than thirty (30) days before the beginning of the Company’s next fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results.  Any material changes in such business plan shall be delivered to the Stockholders as promptly as practicable after such changes have been approved by the Board;

(iii)          as soon as available after the end of each fiscal year of the Company, and in any event within ninety (90)  days thereafter, (A) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company’s business plan for such year as approved by the Board; and

(iv)          as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, (A) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s business plan then in effect as approved by the Board, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

(b)  Other Information.  The Company covenants and agrees to deliver to each Stockholder until such time as such Stockholder shall cease to own any shares of Common Stock, with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such holder.

SECTION 2.5. Access.  The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, until such time as such Stockholder shall cease to own any shares of Common Stock, (a) afford the officers, employees, auditors and other agents of such Stockholder, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Stockholder the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as each such Stockholder may reasonably request.

SECTION 2.6. Termination of Rights; Additional Rights.  (a)  Notwithstanding anything set forth in Article II, at such time as an Institutional Stockholder, together with its Affiliates, shall cease to own a number of shares of Common Stock equal to at least 5% of the shares of Common Stock then issued and outstanding, such Institutional Stockholder shall cease to have any rights or obligations under this Article II, other than (i) the obligation set forth in the last sentence of Section 2.7 to keep confidential any information regarding any Company Opportunity, which shall continue for a period of two years thereafter and (ii) those rights set forth in Sections 2.4 and 2.5, which shall continue for so long as such Institutional Stockholder owns any shares of Common Stock.

(b)  Notwithstanding Section 2.1, at such time as either Institutional Stockholder (together with its Affiliates) shall cease to own a number of shares of Common Stock equal to at least: (i) 75% of its Original Shares, such Institutional Stockholder shall cease to have the right to designate more than three (3) Directors pursuant to Section 2.1(a); (ii) 50% of its Original Shares, such Institutional Stockholder shall cease to have the right to designate more than two (2) Directors pursuant to Section 2.1(a); and (iii) 25% of its Original Shares, such Institutional Stockholder shall cease to have the right to designate more than one (1) Directors pursuant to Section 2.1(a).

SECTION 2.7. Recusal; Corporate Opportunities.  (a)  Any time an Institutional Stockholder loses its consent rights with respect to any Business Line pursuant to Section 5.6(d), its Institutional Stockholder Designees shall recuse themselves from any discussions or deliberations about such Business Line.

(b)  The Institutional Stockholders shall cause any Institutional Stockholder Designees or Observer to recuse themselves from all discussions and deliberations of the Board, and none of the Company nor any Subsidiary of the Company shall have any obligation to provide to such Institutional Stockholder Designees or Observer any information regarding any acquisition, disposition, investment or similar transaction that the Company or any Subsidiary of the Company elects to pursue (a “Company Opportunity”) if either the Institutional Stockholder or Transferee or, to the Institutional Stockholder’s knowledge, private equity investment funds Affiliated with such Stockholder or Transferee, has or is entitled to designate one or more individuals to serve on the board of directors or body serving a similar function (such individuals being referred to as “Competitive Board Members”) of any other Person who is competing with or that is otherwise adverse to the Company with respect to such acquisition, disposition, investment or similar transaction (such an other person being referred to as a “Competing Bidder”); provided, however, that such Institutional Stockholder or Transferee shall not be so obligated to cause its Institutional Stockholder Designees or Observer to so recuse themselves from such discussions and deliberations of the Board, and the respective Institutional Stockholder Designees or Observer shall continue to be entitled to receive all information made available to all Directors, regarding any Company Opportunity if such Institutional Stockholder or Transferee causes such Competitor Board Members (if any shall be in place) of the Competing Bidder to recuse themselves from all deliberations of the Competing Bidder with respect to such Company Opportunity.  In addition, both Institutional Stockholders and any Transferee shall, and shall cause its Institutional Stockholder Designees and Observer to, keep confidential any information regarding any Company Opportunity, including the existence of such potential acquisition, disposition, investment or similar transaction, that such Institutional Stockholder, Institutional Stockholder Designee or Observer learns about as a result of its participation in the Board or pursuant to Section 2.4 or 2.5.

SECTION 2.8. Conversion of Share of Class C Common Stock Upon an Initial Public Offering.  The parties agree that they shall do all things necessary so that immediately prior to the consummation of an IPO the share of Class C Common Stock shall be converted into or exchanged for a share of Class A Common Stock.

ARTICLE III

TRANSFERS

SECTION 3.1. Rights and Obligations of Transferees.  (a)  Except with the prior written consent of the Required Holders pursuant to clause (xiii) of Section 2.3(a) (and if no Stockholder is entitled to designate any Directors pursuant to Section 2.1 then the prior written consent of a majority of the Board), no Transferee of any Stockholder, except a Permitted Transferee described in clause (ii) of the definition thereof, shall be entitled to any rights under this Agreement other than the rights set forth in Sections 2.1(j) and 2.3(d), if applicable, the right of co-sale set forth in Section 3.4 and the information and access rights set forth in Sections 2.4 and 2.5.

(b)  Subject to the last sentence of this Section 3.1(b), prior to the consummation of a Transfer by any Stockholder or any Transferee, as a condition thereto, the applicable Transferee or subsequent Transferee shall agree in writing in the form attached as Exhibit A hereto to assume all of the obligations in this Agreement applicable to the Transferring Stockholder.  Notwithstanding the foregoing, a Transferee of shares of Common Stock shall not be bound by or entitled to any of the terms and conditions of this Agreement if the applicable Transfer is pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 of the Securities Act or to non-managing members or limited partners of the Institutional Stockholder pursuant to Section 3.2(a)(v).

SECTION 3.2. Restrictions on Transfers by Institutional Stockholders.  (a)  Until the fourth anniversary of the Closing Date, each Institutional Stockholder hereby agrees that such Institutional Stockholder shall not Transfer any of its shares of Common Stock at any time other than Transfers (i) to its Permitted Transferees described in clause (ii) of the definition thereof, (ii) following the consummation of an IPO (subject to applicable and customary underwriter restrictions), pursuant to the Registration Rights Agreement or Rule 144 of the Securities Act, (iii) pursuant to Section 3.5, (iv) with the prior written consent of the Required Holders pursuant to clause (xiii) of Section 2.3(a) (and if no Stockholder is entitled to designate any Directors pursuant to Section 2.1 then the prior written consent of a majority of the Board), and (v) after the consummation of an IPO, to members or limited or general partners of the Institutional Stockholder provided that such Institutional Stockholder shall not, pursuant to this clause (v), Transfer more than (X) in a transaction or series of transactions, ten percent (10%) of the Company’s total issued and outstanding shares of Common Stock in the aggregate and (Y) more than three percent (3%) of the Company’s total issued and outstanding shares of Common Stock within any consecutive 120 day period, in each case measured on the date of Transfer.

(b)  Following the fourth anniversary of the Closing Date, so long as the Company has not completed an IPO, and subject to compliance with Sections 3.1(b), 3.3 and 3.4, each Institutional Stockholder may freely Transfer its shares of Common Stock without restriction, subject to compliance with applicable securities laws.

(c)  Following the fourth anniversary of the Closing Date, if the Company has completed an IPO (subject to applicable and customary underwriter restrictions), each Institutional Stockholder may freely Transfer its shares of Common Stock without restriction subject to compliance with applicable securities laws.

(d)  Each Institutional Stockholder shall as promptly as practicable provide the other Stockholders with written notice of any Transfer made in accordance with Section 3.2(a) or (b).

(e)  The KKR Investor hereby represents that its owners are KKR Millennium Fund and KKR Partners III.  This Article 3 shall apply to all owners of the KKR Investor with respect to any Transfer of interests in the KKR Investor as if such Transfer was a direct Transfer of the KKR Investor’s shares of Common Stock.  The KKR Investor shall be prohibited from permitting any such Transfer of interests in the KKR Investor except in accordance with this Section 3.2(e).  Upon any such Transfer of interests in the KKR Investor in breach of this Section 3.2(e), the KKR Investor shall forfeit (and the Company shall cancel on its books) the percentage of the KKR Investor’s shares of Common Stock equal to the percentage interest in the KKR Investor so Transferred in breach of this Section 3.2(e).

(f)  Notwithstanding anything to the contrary in this Agreement, the KKR Investor (including its Permitted Transferees) shall not transfer the share of Class C Common Stock except (i) to a Permitted Transferee or (ii) in connection with a sale of all of the KKR Investor’s (including its Permitted Transferees) shares of Common Stock.

SECTION 3.3. Right of First Offer.  Following the fourth anniversary of the Closing Date, so long as the Company has not completed an IPO, no Institutional Stockholder shall Transfer any of its shares of Common Stock other than to a Permitted Transferee except as set forth below:

(a)  Prior to any Transfer of shares of Common Stock by an Institutional Stockholder or any of its Affiliates (the “Offering Holder”), the Offering Holder shall deliver to the Company and each other Stockholder that is not an Affiliate of the Offering Holder (collectively, excluding the Company, the “ROFO Recipients”) written notice (the “Offer Notice”), stating such Offer Holder’s intention to effect such a Transfer, the number of shares of Common Stock subject to such Transfer (the “Offered Securities”), the price the Offering Holder proposes to be paid for the Offered Securities (the “First Offer Price”), and the other material terms and conditions of the proposed Transfer.  The Offer Notice may require that the consummation of any sale of the Offered Securities to the Company or the ROFO Recipients occur no later than 60 days after the date of the Offer Notice.

(b)  Upon receipt of the Offer Notice, the Company will have an irrevocable non-transferable option to purchase all or a portion of the Offered Securities at the First Offer Price and otherwise on the terms and conditions described in the Offer Notice (the “First Offer”).  The Company shall, within 30 days from receipt of the Offer Notice, indicate whether or not it has accepted the First Offer by sending irrevocable written notice of any such acceptance to the Offering Holder and the ROFO Recipients indicating the number of Offered Shares to be purchased (the “Acceptance Notice”), and the Company shall then be obligated to purchase such number of Offered Securities on the terms and conditions set forth in the Offer Notice.  In the event the Company elects not to purchase any or all of the Offered Securities, the ROFO Recipients shall have the option to purchase at the First Offer Price all, but not less than all, of the Offered Securities with respect to which the Company has not exercised its option, and each of the ROFO Recipients shall, within 45 days from delivery of the Offer Notice, indicate to the Offering Holder and the Company if it has accepted the First Offer and, if so, the number of Offered Securities to be purchased and such ROFO Recipient shall then be obligated to purchase such number of Offered Securities on the terms and conditions set forth in the Offer Notice.

(c)  Notwithstanding any other provision of this Section 3.3, the ROFO Recipients shall be permitted to purchase less than all of the Offered Securities with the consent of the Offering Holder.  The number of shares that each ROFO Recipient shall be entitled to purchase upon the exercise of the right of first offer shall be equal to such ROFO Recipient’s Pro Rata Portion of the Offered Securities other than those as to which the Company has exercised its option.  In the event any ROFO Recipient elects to purchase less than all of its Pro Rata Portion (such remaining securities, the “Section 3.3 Non-Electing Shares”), each such other ROFO Recipient shall be entitled to purchase its Pro Rata Portion of the Section 3.3 Non-Electing Shares.  After receipt of notice from each such ROFO Recipient electing to exercise its right of first offer, the Company shall determine the number of Offered Securities which each such ROFO Recipient shall be entitled to purchase pursuant to this Section 3.3(c) and each such ROFO Recipient shall be required to purchase the number of Offered Securities as so determined.

(d)  If neither the Company nor the ROFO Recipients (in the aggregate) elect to purchase all of the Offered Securities pursuant to this Section 3.3, then the applicable Offering Holder shall be free for a period of four months from the date acceptance notices from the ROFO Recipients were due to be received by the applicable Offering Holder, to enter into definitive agreements to Transfer the Offered Securities as to which such options are not exercised to a Transferee for consideration having a value not less than 90% of the First Offer Price and on otherwise comparable terms; provided that any such definitive agreement provides for the consummation of such Transfer to take place within four months from the date of such definitive agreement and is otherwise on other terms not more favorable to the transferee in any material respect than were contained in the Offer Notice.

(e)  If neither the Company nor the ROFO Recipients (in the aggregate) exercise their respective options to purchase all of the Offered Securities at the First Offer Price and the applicable Offering Holder has not entered into a definitive agreement described in Section 3.3(d) within four months from the date acceptance notices from the ROFO Recipients were due to be received by the applicable Offering Holder, or the Offering Holder has entered into such an agreement but has not consummated the sale of such securities within four months from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Offering Holder shall not Transfer or offer to Transfer such shares of Common Stock not so Transferred without again complying with this Section 3.3.

(f)  Upon exercise by the Company and/or the ROFO Recipients, as the case may be, of their respective rights of first offer under this Section 3.3, the Company and/or the ROFO Recipients, as the case may be, and the applicable Offering Holder shall be legally obligated to consummate the purchase contemplated thereby and shall use their commercially reasonable efforts to (i) secure any governmental authorization required, (ii) comply as soon as reasonably practicable with all applicable laws and (iii) take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase of the Offered Securities as promptly as practicable.

(g)  Each of the Stockholders shall have the right to assign its rights under this Section 3.3 to any Person such Stockholder may select, other than a Company Competitor.

(h)  The Company agrees to use commercially reasonable efforts to cooperate with, and provide reasonable assistance to, the ROFO Recipient (or its assignee) or any prospective third party purchaser in connection with obtaining any governmental or regulatory approval required in connection with the purchase and sale of the Offered Securities; provided, that the Company shall not be obligated to take any action that would reasonably be expected to cause or impose any adverse effect on the business or operations of the Company.

SECTION 3.4. Right of Co-Sale on Transfers by Stockholders.  Following the fourth anniversary of the Closing Date, so long as the Company has not completed an IPO, no Institutional Stockholder shall Transfer any of its shares of Common Stock other than to a Permitted Transferee except as set forth below:

(a)  In the event of a proposed Transfer by an Institutional Stockholder or its Transferees, (collectively, “Transferring Stockholder”) of shares of Common Stock representing more than 10% of such Institutional Stockholder’s Original Shares, each Stockholder (other than the Transferring Stockholder) shall have the right to participate in the Transfer in the manner set forth in this Section 3.4.  Prior to any such Transfer, the Transferring Stockholder shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will forward to the Stockholders (other than the Transferring Stockholder, the “Co-Sale Participants”) within five (5) days of receipt, which notice shall state (i) the name of the proposed Transferee, (ii) the number of shares of Common Stock proposed to be Transferred (the “Transferred Securities”), (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than thirty-five (35) days after delivery of the Transfer Notice).  Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities.  Each Co-Sale Participant may Transfer to the proposed Transferee identified in the Transfer Notice their Pro Rata Portion of such Co-Sale Participant’s shares of Common Stock by giving written notice to the Company (who shall forward such notice to the other Co-Sale Participants within five (5) days) and to the Transferring Stockholder within twenty (20) days of the delivery of the Transfer Notice, which notice shall state that such Co-Sale Participant elects to exercise its rights of co-sale under this Section 3.4 and shall state the maximum number of shares sought to be Transferred.  In the event any such Co-Sale Participant elects to exercise its co-sale rights with respect to less than all of its Pro Rata Portion (such remaining securities, the “Section 3.4 Non-Electing Shares”), each such other Co-Sale Participant shall be entitled to sell an additional number of shares equal to its Pro Rata Portion of the Section 3.4 Non-Electing Shares.  Each Co-Sale Participant shall be deemed to have waived its right of co-sale hereunder if it either fails to give notice within the prescribed time period or if such Co-Sale Participant purchased shares of Common Stock in exercising its right of first offer pursuant to Section 3.3.  The proposed Transferee of Transferred Securities will not be obligated to purchase a number of shares of Common Stock exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional shares of Common Stock sought to be Transferred by the Co-Sale Participants, the number of shares of Common Stock to be Transferred by the Transferring Stockholder and each such Co-Sale

Participant shall be reduced on a pro rata basis.  The consideration to be paid in respect of the share of Class C Common Stock shall be the same as the consideration to be paid in respect of each share of Class A Common Stock.

(b)  Each Co-Sale Participant, in exercising its right of co-sale hereunder, may participate in the Transfer by delivering to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder’s Transferred Securities to the Transferee certificates representing the Transferred Securities to be Transferred by such holder, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.

(c)  In connection with the sale, each Co-Sale Participant will agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Transferring Stockholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided, however, that any general indemnity given by the Transferring Stockholder, applicable to liabilities not specific to the Transferring Stockholder, to the purchaser in connection with such sale shall be apportioned to each Co-Sale Participant according to the consideration received by each Co-Sale Participant and shall not exceed such Co-Sale Participant’s proceeds from the sale.  The Transferring Stockholder shall use commercially reasonable efforts to avoid having a non-competition covenant in the sale documentation applicable to the Co-Sale Participants.

(d)  The following Transfers of shares of Common Stock by any Stockholder or its Affiliates shall not be subject to the co-sale rights provided by this Section 3.4:  (A) Transfers to Permitted Transferees of such Stockholder (or Permitted Transferees of such Permitted Transferees) or (B) Transfers following the consummation of an IPO.

SECTION 3.5. Institutional Stockholders’ Drag Along Right.  (a)  If an Institutional Stockholder owns shares of Common Stock in an amount that is equal to or exceeds 65% of the then issued and outstanding Common Stock (such Institutional Stockholder the “Lead Institutional Stockholder”) (after taking into account any options that will be accelerated as a result of the transaction), and the Lead Institutional Stockholder proposes to transfer at least 50.1% of the issued and outstanding Common Stock of the Company (after taking into account any options that will be accelerated as a result of the transaction) in a bona fide arm’s length transaction to a person not Affiliated with the Lead Institutional Stockholder, then if requested by the Lead Institutional Stockholder such other Institutional Stockholder (together with its Affiliates) (the “Dragged Stockholder”) shall be required to sell the same percentage of its shares of Common Stock as the Lead Institutional Stockholder is selling in the transaction (such transaction, a “Drag Transaction”).

(b)  The consideration to be received by the Dragged Stockholder shall be the same form and amount of consideration per Share to be received by the Lead Institutional Stockholder, and after the consummation of an IPO shall consist only of cash and/or freely-tradable securities listed on a national securities exchange or on the Nasdaq National Market, and the terms and conditions of such sale shall be the same as those upon which the Lead Institutional Stockholder sells its shares of Common Stock; provided that if such consideration prior to consummation of an IPO is not cash and/or freely tradable securities the Dragged Stockholder shall receive (i) as long as the Dragged Stockholders hold equity securities of the purchaser comparable rights to those in Sections 2.4 (other than Section 2.4(a)(ii)) and 2.5, (ii) if the Dragged Stockholder has over 5% of the stock of the purchaser, the Dragged Stockholder shall receive the right to designate one member of the board (or other governing body) of the purchaser, (iii) the comparable incidental registration rights as the Dragged Stockholder receives under the Registration Rights Agreement and (iv) co-sale rights with respect to any sale by the Lead Institutional Stockholder (other than a public distribution or a transfer to Affiliates).  In connection with the sale, the Dragged Stockholder will agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Lead Institutional Stockholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided, however, that (i) any general indemnity given by the Lead Institutional Stockholder, applicable to liabilities not specific to the Lead Institutional Stockholder, to the purchaser in connection with such sale shall be apportioned to the Dragged Stockholder according to the consideration received by the Selling Stockholder and shall not exceed the Dragged Stockholder’s proceeds from the sale and (ii) the Dragged Stockholder shall not be required to agree to a noncompetition covenant.

(c)  The fees and expenses, other than those payable to any Stockholder or any of their respective Affiliates, incurred in connection with a sale under this Section 3.5 and for the benefit of all Dragged Stockholders (it being understood that costs incurred by or on behalf of an Institutional Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not required hereunder to be paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by the Institutional Stockholders on a pro rata basis, based on the consideration received by each Stockholder; provided that no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 3.5 (excluding modest expenditures for postage, copies, etc.).

(d)  The Lead Institutional Stockholder shall provide written notice (the “Drag Along Notice”) to the Dragged Stockholder of any proposed Drag Transaction as soon as practicable (but in no event later than five days) following its exercise of the rights provided in Section 3.5(a).  The Drag Along Notice shall set forth the consideration to be paid by the purchaser for the securities, the material terms of the Drag Transaction and the expected closing date.

(e)  If any holders of shares of Common Stock of any class are given an option as to the form and amount of consideration to be received in a Drag Transaction, all holders of shares of Common Stock of such class will be given the same option.

(f)  At least ten (10) Business Days prior to the consummation of the sale, the Dragged Stockholder shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, the duly endorsed certificate or certificates representing the shares of Common Stock held by the Dragged Stockholder to be sold, and a stock power and limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of such securities.  In the event that the Dragged Stockholder should fail to deliver the shares of Common Stock, the Company shall cause the books and records of the Company to show that such shares of Common Stock are bound by the provisions of this Section 3.5 and that such securities may only be Transferred to the purchaser in such Drag Transaction.

(g)  Upon the consummation of the Drag Transaction, the acquiring Person shall remit directly to the Dragged Stockholder, by wire transfer if available and if requested by the Dragged Stockholder, the consideration for the securities sold pursuant thereto.

(h)  The DLJMB Funds hereby agree that they (i) will not exercise any drag along or comparable right that they may have with respect to the Syndicate Stockholders or any other stockholder of the Company under any other agreement without the prior written consent of the KKR Investor, except in connection with a Drag Transaction in which the DLJMB Funds are the Lead Institutional Investor, and (ii) will exercise any such right with respect to the Syndicate Stockholders or any other stockholder of the Company if requested by the KKR Investor in connection with any Drag Transaction.

(i)  Notwithstanding anything to the contrary in the foregoing, if the DLJMB Funds is the Lead Institutional Stockholder it shall drag the shares of Class A Common Stock held by the KKR Investor (and its Permitted Transferees) before it drags the share of Class C Common Stock.  The consideration to be paid in respect of the share of Class C Common Stock shall be the same as the consideration to be paid in respect of each share of Class A Common Stock.

SECTION 3.6. Void Transfers.  Any Transfer or attempted Transfer of shares of Common Stock in violation of any provision of this Agreement shall be void.

ARTICLE IV

EQUITY PURCHASE RIGHTS

SECTION 4.1. Equity Purchase Rights.  (a)  Subject to Section 4.1(g), the Company hereby grants to the KKR Investor and the DLJMB Funds the right to purchase 60% and 40%, respectively, of any part of any New Securities that the Company may, from time to time, propose to sell or issue until the KKR Investor (and its Permitted Transferees) first owns not less than 50% of the Class A Common Stock then outstanding assuming the Class C Stock is converted into Class A Stock (such right, the “Initial Equity Purchase Right”).  The Initial Equity Purchase Right shall cease if the KKR Investor declines the Company’s offer to purchase any shares of Class A Common Stock pursuant to such right.  At such time as the KKR Investor (and its Permitted Transferees) acquires such amount of shares of Class A Common Stock that upon conversion of the Class C Common Stock would give the Investor 50% of the issued and outstanding Class A Common Stock, the share of Class C Common Stock shall be converted into one share of Class A Common Stock.

(b)  Subject to the Initial Equity Purchase Right, the Company hereby grants to each Stockholder the right to purchase its Pro Rata Portion of all or any part of New Securities that the Company may, from time to time, propose to sell or issue (such right the “Equity Purchase Right”).  The number or amount of New Securities which the Stockholders may purchase pursuant to this Section 4.1(b) shall be referred to as the “Equity Purchase Shares.”  The Equity Purchase Right provided in this Section 4.1(b) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.

(c)  The Company shall give written notice of a proposed issuance or sale described in Section 4.1(a) or (b) to the Stockholders within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved and at least fifteen (15) days prior to the proposed issuance or sale.  Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the New Securities proposed to be issued, the proposed issuance date and the proposed purchase price per share of New Securities, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof.  Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities.

(d)  At any time during the 15-day period following the receipt of an Issuance Notice, the Stockholders shall have the right to elect irrevocably to purchase up to the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice (provided that, in the event any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per share shall be the Fair Market Value thereof) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company.  Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice.  The closing of any purchase by any Stockholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals and the Company and the Stockholders shall use their respective best efforts to obtain such approvals.

(e)  Each Stockholder exercising its right to purchase its respective portion of the Equity Purchase Shares in full (an “Exercising Stockholder”) shall have a right of over-allotment such that if the other Stockholder fails to exercise its right hereunder to purchase its full Pro Rata Portion of New Securities (a “Non-Purchasing Stockholder”), such Exercising Stockholder may purchase its Pro Rata Portion of such securities by giving written notice to the Company within ten (10) days from the date that the Company provides written notice of the amount of New Securities as to which such Non-Purchasing Stockholders have failed to exercise their Equity Purchase Rights hereunder.

(f)  If any Stockholder or Exercising Stockholder fails to exercise fully the Equity Purchase Right within the periods described above and after expiration of the 10-day period for exercise of the over-allotment provisions pursuant to Section 4.1(e) above, the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Exercising Stockholders failed to exercise the option set forth in this Section 4.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided that (x) such issuance or sale is closed within ninety (90) days after the expiration of the 10-day period described in Section 4.1(e) and (y) the price at which the New Securities are Transferred must be equal to or higher than the purchase price described in the Issuance Notice.  Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals.  In the event that the Company has not sold such New Securities within said 90-day (as may be extended in accordance with the preceding sentence)

period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Stockholders in the manner provided in this Section 4.1.

(g)  The Parties to this Agreement acknowledge that Syndicate Stockholders, the Management Stockholders and Marc Reisch have the right to purchase their Pro Rata Portion of Equity Purchase Shares under Sections 4.1(a) and (b).  The exercise of such Equity Purchase Rights (by Mr. Reisch or any other holder of shares of Common Stock (other than the KKR Investor or the DLJMB Funds) with respect to shares of Common Stock acquired at or subsequent to the Closing) shall reduce the Equity Purchase Shares of the KKR Investor and the DLJMB Funds pro rata and the exercise of Equity Purchase Rights by Syndicate Stockholders and Management Stockholders with respect to shares of Common Stock held by them immediately prior to the Closing shall reduce only the Equity Purchase Shares available for purchase by the DLJMB Funds; provided that the Equity Purchase Rights of any Syndicate Stockholder that is a Non-Purchasing Stockholder shall be made available first to the DLJMB Funds and second to the KKR Investor.

(h)  Each of the Stockholders shall have the right to assign its rights under this Section 4.1 to any Person such Stockholder may select, other than a Company Competitor.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Stockholder Indemnification; Reimbursement of Expenses.

(a)  The Company agrees to indemnify and hold harmless each Stockholder, their respective directors, members, managers and officers and their Affiliates (the Stockholders, and the respective directors, officers, partners, members, managers, Affiliates and controlling persons thereof, each, a “Stockholder Indemnitee”) from and against any and all liability, including all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), incurred by such Stockholder Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to any litigation to which any Stockholder Indemnitee is made a party in its capacity as a stockholder or owner of securities (or a partner, director, officer, member, manager, Affiliate or controlling person of any Stockholder Indemnitee) of the Company or in connection with such Stockholder’s purchase of shares of Common Stock or its status as a Stockholder; provided that the foregoing indemnification rights in this Section 5.1 shall not be available to the extent that (a) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (b) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to any of them; (c) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with its obligations under any of the agreements or instruments referenced above or any other agreements or instruments to which such Stockholder Indemnitee is or becomes a party or otherwise becomes bound; or (d) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law, regulation or public policy.

For purposes of this Section 5.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 5.1, then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company.  The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.  In the event of any payment of indemnification pursuant to this Section 5.1, so long as any Stockholder Indemnitee is fully indemnified for all Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons.  Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights.  The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 5.1 or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor (including the fees and expenses of one alternative counsel per jurisdiction).  Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder.  The Company will not without the prior written consent of the Stockholder Indemnitee effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or had a threatened claim been brought could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim.  If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying an Stockholder Indemnitee, shall contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

(b)  The Company agrees to pay or reimburse each Stockholder (i) for all reasonable costs and expenses (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement and (ii) for all costs and expenses of such Stockholder (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement and (2) the enforcement by such Stockholder of any right granted to it or provided for hereunder.

SECTION 5.2. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 5.3, (i) the provisions of Article II shall, with respect to each

Stockholder, terminate as provided in Section 2.6, (ii) the provisions of Sections 3.3 and 3.4 and Article IV shall terminate upon the consummation of an IPO, (iii) the provisions of Sections 2.4, 2.5, 3.2 and 5.6 shall terminate as provided therein, and (iv) Sections 3.1, 3.5, 3.6 and Article V (other than Section 5.6) of this Agreement shall not terminate.  Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 5.3. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Board and the Stockholders; provided that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  Any written amendment or waiver to this Agreement that receives the vote or consent of the Stockholders provided herein need not be signed by all Stockholders but shall be effective in accordance with its terms and shall be binding upon all Stockholders.

SECTION 5.4. Successors, Assigns and Transferees.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

SECTION 5.5. Legend.  (a)  All certificates representing the shares of Common Stock held by each Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED OCTOBER 4, 2004 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

(b)  Upon the sale of any shares of Common Stock pursuant to (i) an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act or (ii) another exemption from registration under the Securities Act or upon the termination of this Agreement, the certificates representing such shares of Common Stock shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 5.5; provided that the Company may condition such replacement of certificates under clause (ii) upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

SECTION 5.6. Non-Competition.  (a)  For so long as an Institutional Stockholder owns at least 10% of the shares of Common Stock then outstanding, such Institutional Stockholder and each Non-Compete Affiliate of such Institutional Stockholder shall be prohibited, directly or indirectly, from owning, managing, operating, controlling or participating in the ownership, management, operation or control of any Company Competitor, except for (i) the acquisition of less than 5% of the outstanding capital stock of a Company Competitor, (ii) the acquisition of a Company Competitor described in clauses (A) and (B) in the definition thereof that generates annual revenues of less than $25 million for the most recently completed four fiscal quarters prior to the date of measurement or (iii) the acquisition of a Company Competitor described in clauses (C), (D) and (E) in the definition thereof that generates annual revenues of less than $10 million for the most recently completed four fiscal quarters prior to the date of measurement.

(b)  Each Institutional Stockholder agrees that for so long as an Institutional Stockholder owns at least 10% of the shares of Common Stock then outstanding, a Controlled Portfolio Company shall not, directly or indirectly own, manage, operate or participate in the ownership, management, operation or control of any Company Competitor, except for (i) the acquisition of less than 5% of the outstanding capital stock of a Company Competitor, (ii) a Company Competitor described in clauses (A) and (B) in the definition thereof that generates annual revenues of less than $25 million in such business for any twelve month period or (iii) a Company Competitor described in clauses (C), (D) and (E) in the definition thereof that generates revenues of less than $10 million in such business for any twelve month period; provided that action taken by a Controlled Portfolio Company shall not be deemed to violate this Section 5.6(b) if (X) it is approved by the directors thereto and (Y) such Institutional Stockholder or its Non-Compete Affiliate did not have the right to veto such action in its capacity as an equity holder.  Any director designated by such Institutional Stockholder or Non-Compete Affiliate shall not be required to vote against any action that would result in a violation of this Section 5.6(b) if he or she concludes after consulting with counsel that such action would conflict with his or her duties to such Controlled Portfolio Company.

(c)  Notwithstanding Section 2.1(a), upon either a Material Competition Event or a violation of Section 5.6(a) or (b), the responsible Institutional Stockholder shall cease to have the right to designate any Directors; provided that upon either the disposition of the Person that caused a Material Competition Event or a violation of Section 5.6(a) or (b) or a Material Competition Event ceasing to occur, such right to designate shall be reinstated.

(d)  (i)  At such time as an Institutional Stockholder, Non-Compete Affiliate of such Institutional Stockholder or a portfolio company of such Institutional Stockholder owns, manages, operates or participates in the ownership, management, operation or control of any Company Competitor (other than (i) the acquisition of less than 5% of the outstanding capital stock of a Company Competitor or (ii) a Company Competitor (Y) described in clauses (A) and (B) in the definition of Company Competitor that generate annual revenues of less than $25 million in such businesses for the most recently completed four fiscal quarters prior to the date of measurement and (Z) described in clauses (C), (D) and (E) in the definition of Company Competitor that generate annual revenues of less than $10 million in such businesses for the most recently completed four fiscal quarters prior to the date of measurement), such Institutional Stockholder shall cease to have any consent rights pursuant to Section 2.3(a) with respect to any Business Lines in which such Company Competitor is engaged; provided that upon the disposition of a Company Competitor or a Material Competition Event ceasing to occur, such consent rights shall be reinstated by the foregoing persons.

(ii)           Upon either a Material Competition Event or a violation of Section 5.6(a) or (b), the responsible Institutional Stockholder shall cease to have any consent rights pursuant to Section 2.3(a); provided that upon disposition of any Person that caused a Material Competition Event or a violation of Section 5.6(a) or (b), such consent rights shall be reinstated.

(e)  Definitions:

“Company Competitor” means any Person that is primarily engaged in (A) school photography services or school-related clothing, affinity products and services, (B) commercial printing and binding, (C) printing services to companies engaged in direct marketing, (D) fragrance, cosmetics and toiletries-related sampling or (E) single use packaging for fragrances, cosmetics and toiletries, in North America in the case of clauses (A) through (C) and in North America and Europe in the case of clauses (D) and (E).  A “Company Competitor” shall not include a Non-Controlled Portfolio Company if a Non-Compete Affiliate has no rights to designate a member of the board (or a comparable governing body) with respect to such Person.  Merrill Corporation shall not be deemed to be a “Company Competitor” with respect to its financial printing and financial document services, strategic communication services and document management services and any acquisitions or growth in the foregoing lines of business.

“Controlled Portfolio Company” means, with respect to either Institutional Stockholder, a Person in which such Institutional Stockholder or a Non-Compete Affiliate owns more than 50% of the voting securities or has consent or veto rights (through equity, debt or a vote on the governing body) with respect to acquisitions or entering into new lines of business.  In the case of the DLJMB Funds, Merrill Corporation shall be deemed to be a “Controlled Portfolio Company” if but only if the DLJMB Funds or any Affiliate of the DLJMB Funds has veto rights over acquisitions or new lines of business.

“Material Competition Event” means, with respect to either Institutional Stockholder, when such Institutional Stockholder, Non-Compete Affiliates and portfolio companies which they own, manage, operate, control or participate in the ownership, management, operation or control of, other than Persons in whom they own less than 5% of the equity securities of, are collectively, (i) engaged in a Business Lines that represents at least 25% of the aggregate revenues of the Company and its Subsidiaries for the four fiscal quarters ended on September 30, 2004 and (ii) generate revenues in such Business Lines for the four fiscal quarters prior to the date of measurement that are at least 15% of the revenues generated for the four fiscal quarters ended on September 30, 2004 by the Company and its Subsidiaries in such Business Lines; provided that revenues of Non-Controlled Portfolio Companies in whom none of the Institutional Stockholder, the Non-Compete Affiliates and portfolio companies has the right to designate a director (or member of a governing body) shall be excluded from the calculation in clauses (i) and (ii).

“Non-Compete Affiliate” means, with respect to the KKR Investor, the KKR Millennium Fund, its analogous non-U.S. fund and any buyout funds successors thereto and with respect to the DLJMB Funds, DLJ Merchant Banking Partners III, L.P., its analogous non-U.S. fund and any buyout funds successors thereto.

“Non-Controlled Portfolio Company” means with respect to either Institutional Stockholder, a person in whom such Institutional Stockholder or Non-Compete Affiliate has an investment other than a Controlled Portfolio Company.

SECTION 5.7. Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company	Jostens Holding Corp.
c/o Jostens, Inc.
5501 Norman Center Drive
Minneapolis, MN 55437
Attention: General Counsel
Telecopy: (952) 830-8492

If to the KKR Investor:	c/o Kohlberg Kravis & Roberts & Co.
9 West 57th Street
New York, New York 10019
Attention: Alexander Navab
Telecopy: (212) 750-0003

with a copy to:	Simpson Thacher & Bartlett LLP
(which shall not	425 Lexington Avenue
constitute notice)	New York, New York 10017
Attention: Gary I. Horowitz, Esq.
Telecopy: (212) 455-2502

If to the DLJMB Funds:	c/o DLJ Merchant Banking III, Inc.
Eleven Madison Avenue
New York, NY 10010
Attention: Thompson Dean
Facsimile: (212) 538-0415

with a copy to:	Weil, Gotshal & Manges LLP
(which shall not	767 Fifth Avenue
constitute notice)	New York, New York 10153
Attention: Douglas P. Warner, Esq.
Facsimile: (212) 310-8007

SECTION 5.8. Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 5.9. Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement together with the Registration Rights Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 5.10. Restrictions on Other Agreements; Bylaws.  (a)  Following the date hereof, no Stockholder or any of its, her or his Permitted Transferees shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any shares of Common Stock except pursuant to the agreements specifically contemplated by the Contribution Agreement, the Registration Rights Agreement, and the Other Stockholder Agreements.

(b)  The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the By-laws or Charter.  Each of the parties covenants and agrees to vote their shares of the Common Stock and to take any other action reasonably requested by the Company or any Stockholder to amend the Company’s By-Laws or Charter so as to avoid any conflict with the provisions hereof.

SECTION 5.11. Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 5.12. Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed in all respects by the laws of the State of Delaware.  No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each party hereto hereby irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 5.13. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 5.14. Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 5.15. Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 5.16. No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 5.17. Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signature.

SECTION 5.18. Fees.  (a)  In connection with services related to the Contribution Agreement and the transactions contemplated thereby, the Company will pay, on the date hereof, (i) to the KKR Investor a transaction fee in the amount of $18,000,000 and (ii) to DLJ Merchant Banking III, Inc. (“DLJMB”) a transaction fee in the amount of $7,000,000, reduced pro rata to the extent that such transaction fees would cause total Transaction Expenses (as defined in the Contribution Agreement) to exceed $75,000,000.

(b)  During the term of this Agreement, the Company will pay to the KKR Investor and DLJMB in the aggregate an annual fee of $3,000,000 (the “Management Fee”) in exchange for ongoing management and advisory services provided by the KKR Investor and DLJMB to the Company and its subsidiaries, such fee being payable (i) quarterly in advance, commencing on the Closing Date (such first payment to be made pro rata based on the number of days in the quarter remaining), and (ii) to each of the KKR Investor and DLJMB in proportion to the economic interests represented by the shares of Class A Common Stock and Class C Common Stock of the Company owned by the KKR Investor, on the one hand, and the DLJMB Funds, on the other hand, based on their ownership on the first day of such quarter.  The management fee shall be increased by 3% per annum.

SECTION 5.19. Other Stockholder Agreements.  Each Stockholder hereby acknowledges the obligations of the Company and certain Stockholders under the Other Stockholder Agreements.  Each Stockholder hereby agrees not to take any action that would interfere with the Company’s or any other Stockholder’s ability to perform its obligations under the Other Stockholder Agreements, except as expressly provided herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

JOSTENS HOLDING CORP.

By:
Name:
Title:

FUSION ACQUISITION LLC

By:
Name:
Title:

DLJ MERCHANT BANKING PARTNERS III, L.P.

By:
Name:
Title:

DLJ OFFSHORE PARTNERS III-1, C.V.

By:
Name:
Title:

DLJ OFFSHORE PARTNERS III-2, C.V.

By:
Name:
Title:

DLJ OFFSHORE PARTNERS III, C.V.

By:
Name:
Title:

DLJ MB PARTNERS III GmbH & Co. KG

By:
Name:
Title:

MILLENNIUM PARTNERS II, L.P.

By:
Name:
Title:

MBP III PLAN INVESTORS, L.P.

By:
Name:
Title:

Schedule I

Business Lines

School photography services or school-related clothing, affinity products and services

Commercial printing and binding

Printing services to companies engaged in direct marketing

Fragrance, cosmetics and toiletries-related sampling

Single use packaging for fragrances, cosmetics and toiletries

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholders Agreement, dated as of October 4, 2004 (the “Stockholders Agreement”), among Jostens Holding Corp., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, a “Stockholder” and collectively, the “Stockholders”), _________, (the “Transferor”) hereby assigns to the undersigned all of the Transferor’s rights under the Stockholders Agreement that may be assigned thereunder, and the undersigned hereby agrees that, having acquired shares of Common Stock as permitted by the terms of the Stockholders Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

Listed below is information regarding the shares of Common Stock:

Name of Securities	Number

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of __________ ___, 20__.

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:
JOSTENS HOLDING CORP.

By:
Name:
Title: